Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of Common Stock, par value $0.0001 per share, of Coya Therapeutics, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 14th day of February 2023.

BERTEX LLC

By:	/s/ Howard Berman
Name:	Howard Berman
Title:	Managing Director

/s/ Howard Berman
Howard Berman